UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 9, 2017

Aware, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  000-21129

Massachusetts	04-2911026
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

40 Middlesex Turnpike, Bedford, MA, 01730

(Address of principal executive offices, including zip code)

(781) 276-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 9, 2017, after approval by Aware’s Audit Committee and Aware’s Board of Directors, Aware purchased 210,000 shares of Aware common stock from Richard P. Moberg, Aware’s former co-Chief Executive Officer, co-President and Chief Financial Officer and current member of the Board of Directors at a 10% discount off of the market closing price of Aware’s common stock on March 8, 2017 (the “Transaction”). The closing price of Aware’s common stock at the close of the market on March 8, 2017 was $4.85 (“Closing Price”). The sale price was calculated at a ten percent (10%) discount off of the Closing Price $4.85 less 10% discount equals $4.36 for a total transaction cost of $915,600 (210,000 shares x $4.36).

On April 26, 2016, the Board of Directors of Aware approved a program authorizing Aware to purchase up to $10 million of Aware common stock. Aware has continued to purchase shares in the open market and may purchase shares through privately negotiated transactions at management’s discretion, depending upon market conditions and other factors. The Board of Directors of Aware determined that completing the Transaction would be consistent with Aware’s stated intention to purchase shares of Aware common stock.

Item 9.01.	Financial Statements and Exhibits.

No financial statements are required to be filed as part of this Report.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AWARE, INC.

By:	/s/ Kevin T. Russell
Kevin T. Russell President & Chief Executive Officer, General Counsel

Date: March 9, 2017